                                                            OMB APPROVAL
                                                    OMB NUMBER:        3235-0145
                                                    EXPIRES:  OCTOBER   31, 1994
                                                    ESTIMATED AVERAGE BURDEN
                                                    HOURS PER FORM . . . . 14.90

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13D


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                                 Power-One, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  739308 10 4
-------------------------------------------------------------------------------
                                 (CUSIP Number)

 David A. Knight, c/o Stephens Group, Inc., 111 Center Street, Little Rock, AR
                             72201, (501) 377-2573
-------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                  June 8, 1998
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page  2  of  22 Pages
----------------------                                    ---------------------
                                 SCHEDULE 13D

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Stephens Group, Inc.
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [ ]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                  [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  3,704,050
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       3,704,050
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                    [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       21.7
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       HC,CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page  3  of  22 Pages
----------------------                                    ---------------------


--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Stephens Inc.
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [ ]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                  [x]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  45,005
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   45,005
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  69,700
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       114,705
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                    [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       0.7
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page  4  of  22 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Jackson T. Stephens
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [ ]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                  [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  24,000
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   22,000
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  275,112
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       297,112
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                    [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       1.7
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP NO.  739308 10 4                                      PAGE 5 OF 22 PAGES
----------------------                                    ---------------------

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Warren A. Stephens
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (SEE INSTRUCTIONS)

    Not applicable
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Arkansas
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           52,272
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          117,609
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    52,272
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    612,755
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     665,027
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                      [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     3.9
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP NO.  739308 10 4                                        PAGE 6 OF 22 PAGES
----------------------                                    ---------------------

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Bess C. Stephens
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (SEE INSTRUCTIONS)

    Not applicable
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Arkansas
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           -0-
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          30,000
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    -0-
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    548,075
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     548,075
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                      [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     3.2
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP NO.  739308 10 4                                      PAGE 7 OF 22 PAGES
----------------------                                    ---------------------

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Vernon J. Giss
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (SEE INSTRUCTIONS)

    Not applicable
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Arkansas
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           -0-
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          -0-
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    -0-
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    151,204
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     151,204
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                      [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.9
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page  8  of  22 Pages
----------------------                                    ---------------------


--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Jon E.M. Jacoby
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [ ]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                  [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  23,522
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                207,609
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   23,522
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  1,423,863
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       1,447,385
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                    [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       8.5
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page  9  of  22 Pages
----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        William Walker
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [ ]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                  [x]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  7,841
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   7,841
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  -0-
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       7,841
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                    [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       0.0
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ----------------------
CUSIP No.  739308 10 4                                    Page  10  of  22 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Curtis F. Bradbury, Jr.
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [ ]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                  [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  -0-
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   -0-
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  156,816
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       156,816
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                    [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       0.9
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                    Page 11  of  22 Pages
----------------------                                    ---------------------


--------------------------------------------------------------------------------
 1      Name of Reporting Persons
        I.R.S. Identification No. of Above Persons (entities only)

        Douglas H. Martin
--------------------------------------------------------------------------------
 2      Check the Appropriate Box if a Member of a Group               (a) [ ]
        (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
 3      SEC Use Only

--------------------------------------------------------------------------------
 4      Source of Funds (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 5      Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
        Items 2(d) or 2(e)                                                  [ ]

--------------------------------------------------------------------------------
 6      Citizenship or Place of Organization

        Arkansas
--------------------------------------------------------------------------------
                           7      Sole Voting Power

                                  41,818
                          ------------------------------------------------------
        NUMBER OF          8      Shared Voting Power
         SHARES
      BENEFICIALLY                -0-
        OWNED BY          ------------------------------------------------------
          EACH             9      Sole Dispositive Power
        REPORTING
         PERSON                   41,818
          WITH            ------------------------------------------------------
                          10      Shared Dispositive Power

                                  67,953
                          ------------------------------------------------------
11     Aggregate Amount Beneficially Owned by Each Reporting Person

       109,771
--------------------------------------------------------------------------------
12     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                    [x]

--------------------------------------------------------------------------------
13     Percent of Class Represented by Amount in Row (11)

       0.6
--------------------------------------------------------------------------------
14     Type of Reporting Person (See Instructions)

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP NO.  739308 10 4                                     PAGE 12 OF 22 PAGES
----------------------                                    ---------------------

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Elizabeth Stephens Campbell
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (SEE INSTRUCTIONS)

    Not applicable
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Arkansas
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           -0-
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          -0-
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    -0-
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    671,233
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     671,233
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                      [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     3.9
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP NO.  739308 10 4                                     PAGE 13 OF 22 PAGES
----------------------                                    ---------------------

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    I. Ernest Butler, Jr.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (SEE INSTRUCTIONS)

    Not applicable
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Arkansas
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           -0-
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          90,000
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    -0-
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    90,000
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     90,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                      [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.5
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP NO.  739308 10 4                                       PAGE 14 OF 22 PAGES
----------------------                                    ---------------------

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Wilton R. Stephens, Jr.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (SEE INSTRUCTIONS)

    Not applicable
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Arkansas
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           -0-
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          30,000
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    -0-
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    761,234
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     761,234
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                      [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.5
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP NO.  739308 10 4                                     PAGE 15 OF 22 PAGES
----------------------                                    ---------------------

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    Pamela Diane Stephens
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (SEE INSTRUCTIONS)

    Not applicable
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Arkansas
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           -0-
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          -0-
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    -0-
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    366,871
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     366,871
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                      [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.2
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                     Page 16 of 22 Pages
----------------------                                    ---------------------

ITEM 1.  SECURITY AND ISSUER

         This Amendment No. 2 to Schedule 13D relates to the common stock, par value $.001 per share, of Power-One, Inc. ("Power-One"), the principal executive offices of which are located at 740 Calle Plano, Camarillo, California 93012. This Amendment No. 2 is being filed to report (i) a decrease in the percentage of Power-One common stock beneficially owned by Stephens Inc. and (ii) that the persons listed in subparagraph (a) of Item 5 hereto have contributed to a voting trust certain shares of common stock of Power-One beneficially owned by them. The voting trust, and not the persons listed in subparagraph (a) of Item 5, will have voting power over these shares and thus the voting trust and its participants are filing a separate Schedule 13D concurrently herewith.

ITEM 2.  IDENTITY AND BACKGROUND

         (a) This Amendment No. 2 is being filed by and on behalf of (i) Stephens Group, Inc., (ii) Stephens Inc., (iii) Jackson T. Stephens, (iv) Bess
C. Stephens, (v) Warren A. Stephens, (vi) Wilton R. Stephens, Jr., (vii) Elizabeth Stephens Campbell, (viii) Jon E.M. Jacoby, (ix) Vernon J. Giss, (x) William Walker, (xi) Curtis F. Bradbury, Jr., (xii) Douglas H. Martin, (xiii)
I. Ernest Butler, Jr. and (xiv) Pamela Diane Stephens (collectively, the "Reporting Persons").

         (b) I. Ernest Butler, Jr., director of Stephens Group, Inc., retired on January 30, 1998.

         (c) On or about June 3, 1998, Stephens Inc., a wholly-owned second-tier subsidiary of Stephens Group, Inc., submitted a letter of consent with NASDR consenting to a fine in connection with an allegation that it had failed to execute seven transactions on behalf of public customers at the best inter-dealer market price as reported by Nasdaq, had failed to cross two customer orders with open limit orders which offered better prices, and had failed in eight instances to publish immediately bids or offers that reflected the prices and full size of customer limit orders that were at prices which would have improved Stephens' bid or offer in certain securities.

         (d) Other than as described above, the Item 2 information regarding the Reporting Persons that was set forth in the original Schedule 13D and Amendment No. 1 thereto remains unchanged.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Item 3 information regarding the Reporting Persons that was set forth in the original Schedule 13D and Amendment No. 1 thereto remains unchanged.

ITEM 4.  PURPOSE OF TRANSACTION

         (a) Collectively, Stephens Group, Inc. and persons who may be considered affiliates of Stephens Group, Inc. beneficially own approximately 43.5% of the outstanding common stock of Power-One. Stephens Inc., a wholly-owned second-tier subsidiary of Stephens Group, Inc., is a registered broker-dealer and desires to engage in certain market- making activities and other principal transactions in the common stock of Power-One without the need to deliver a prospectus under current law and regulations. In order to do so, it is necessary that Stephens Inc. not be deemed an "affiliate" under the Securities Act of 1933, as amended (the "Act") and the Exchange Act of 1934, as amended (the "Exchange Act"). Therefore, the persons set forth in subparagraph
(a) of Item 5 entered into a voting trust agreement because the relationships among them, Stephens Inc. and Power-One may create an inference that Stephens Inc. is an "affiliate" of Power-One under the Act and the Exchange Act.

                 This Amendment No. 2 is being filed to reflect the disposition by Stephens Group, Inc. and the persons listed in subparagraph (a) of Item 5 of the shares of Power-One common stock into the voting trust described above. These persons have filed concurrently herewith a separate Schedule 13D to reflect the formation of the voting trust. The number of shares of Power-One common stock owned by persons who may be considered affiliates of Stephens Group, Inc., which shares have not been deposited in the voting trust, is less than 5% of the

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                     Page 17 of 22 Pages
----------------------                                    ---------------------


outstanding common stock of Power-One. Accordingly, those persons not participating in the voting trust will no longer have a reporting obligation under Regulation 13D.

         (b) This Amendment No. 2 is also being filed to report a decrease in the percentage of Power-One common stock beneficially owned by Stephens Inc. Stephens Inc. disposed shares of Power-One common stock resulting in a change of beneficial ownership of Power-One common stock in excess of 1% of the outstanding shares. This disposition related to market-making activities by Stephens Inc. Stephens Inc. currently beneficially owns 114,705 shares of Power-One common stock.

         (c) Other than the market-making activities of Stephens Inc. described in (a) above, the reporting Persons have no current plans or proposals to effect any transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a) The following persons have entered into a voting trust agreement dated as of June 8, 1998: (i) James Sommers as Voting Trustee pursuant to the Voting Trust Agreement dated as of June 8, 1998, (ii) Stephens Group, Inc., (iii) Jackson T. Stephens Trust No. One, (iv) Bess C. Stephens Trust, (v) Warren A. Stephens Trust, (vi) Warren & Harriet Stephens Children's Trust, (vii) Harriet Calhoun Stephens Trust, (viii) Elizabeth Ann Stephens Campbell Revocable Trust, (ix) W. R. Stephens, Jr. Revocable Trust, (x) Jackson
T. Stephens Grandchildrens Trust AAAA, (xi) Pamela Diane Stephens Trust One,
(xii) Warren Miles Amerine Stephens Trust, (xiii) John Calhoun Stephens Trust,
(xiv) Laura Whitaker Stephens Trust, (xv) J & J Partners, (xvi) Jacoby Enterprises, Inc., (xvii) Coral Two Corporation, (xviii) Coral Partners, (xix) Douglas H. Martin, (xx) Curtis F. Bradbury, Jr., (xxi) Bradbury Enterprises, and (xxii) Jon E.M. Jacoby. The persons listed in (ii) through (xxii) have placed certain shares of Power-One common stock owned by them in the voting trust. Pursuant to the terms of the voting trust agreement, these persons have no voting power and only shared dispositive power over the shares of Power-One common stock deposited in the voting trust and thus are no longer deemed the beneficial owners of those shares. Accordingly, these persons, together with the persons listed below as trustees of the persons listed in (iii) through
(xiv), are reporting persons on a separate and original Schedule 13D being filed concurrently herewith, and will no longer be reporting persons under this Amendment No. 2.

         The trustees for the persons listed in (iii) through (xiv) above are as follows:

         Jackson T. Stephens Trust No. One                                Jackson T. Stephens
                                                                          Warren A. Stephens

         Bess C. Stephens Trust                                           Bess C. Stephens
                                                                          Jackson T. Stephens
                                                                          Vernon J. Giss

         Warren A. Stephens Trust                                         Warren A. Stephens

         Warren & Harriet Stephens Children's Trust                       Jon E.M. Jacoby

         Harriet Calhoun Stephens Trust                                   Harriet C. Stephens

         Elizabeth Ann Stephens Campbell Revocable Trust                  Elizabeth Stephens Campbell

         W. R. Stephens, Jr. Revocable Trust                              Wilton R. Stephens, Jr.

         Jackson T. Stephens Grandchildrens Trust AAAA                    Jon E.M. Jacoby

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                     Page 18 of 22 Pages
----------------------                                    ---------------------


         Pamela Diane Stephens Trust One                                  Bess C. Stephens
                                                                          Elizabeth Stephens Campbell
                                                                          Wilton R. Stephens, Jr.
                                                                          Pamela Diane Stephens

         Warren Miles Amerine Stephens Trust                              Warren A. Stephens

         John Calhoun Stephens Trust                                      Warren A. Stephens

         Laura Whitaker Stephens Trust                                    Warren A. Stephens


         (b) The following table discloses the ownership of the common stock of Power-One by the Reporting Persons and the directors and executive officers of Stephens Group, Inc.:

                                                                     Percent of
                                                Number of Shares     Outstanding          Voting Power           Investment Power
         Name                                                          Shares
         Stephens Group, Inc.                           3,704,050       21.7                  -0-               Shared:  3,704,050
         Stephens Inc.                                    114,705        0.7              Sole: 45,005             Sole: 45,005
                                                                                                                 Shared: 69,700
         Jackson T. Stephens (1)                          297,112        1.7             Sole:  24,000            Sole:  22,000
                                                                                                                 Shared:  275,112
         Warren A. Stephens (2)                           665,027        3.9             Sole:  52,272            Sole:  52,272
                                                                                        Shared:  117,609         Shared:  612,755
         Bess C. Stephens (3)                             548,075        3.2            Shared:  30,000          Shared:  548,075
         Vernon J. Giss (4)                               151,204        0.9                  -0-                Shared:  151,204
         Jon E.M. Jacoby (5)                            1,447,385        8.5             Sole:  23,522            Sole:  23,522
                                                                                        Shared:  207,609        Shared:  1,423,863

         Elizabeth Stephens Campbell (6)                  671,233        3.9                  -0-                Shared:  671,233
         Wilton R. Stephens, Jr. (7)                      761,234        4.5            Shared:  30,000          Shared:  761,234
         Craig D. Campbell                                    -0-        -0-                  -0-                      -0-
         William Walker                                     7,841        0.0              Sole:  7,841             Sole:  7,841

         Curtis F. Bradbury, Jr. (8)                      156,816        0.9                  -0-                Shared:  156,816
         Douglas H. Martin (9)                            109,771        0.6              Sole: 41,818             Sole: 41,818
                                                                                                                  Shared: 67,953
         Pamela Diane Stephens (10)                       366,871        2.2                  -0-                Shared:  366,871
         I. Ernest Butler, Jr.                             90,000        0.5            Shared:  90,000          Shared:  90,000

                 (1)      Includes 121,908 shares beneficially owned by Jackson
T. Stephens Trust No. One and 151,204 shares beneficially owned by Bess C. Stephens Trust, of which Jackson T. Stephens is a trustee. Also includes 24,000 shares owned by Jackson T. Stephens.

                 (2)      Includes 121,908 shares beneficially owned by Jackson
T. Stephens Trust No. One, 87,989 shares beneficially owned by Warren A. Stephens Trust, 63,720 shares beneficially owned by each of Warren Miles Amerine Stephens Trust, John Calhoun Stephens Trust and Laura Whitaker Stephens Trust, and 39,203 shares owned by each of Grandchild's Trust One, Grandchild's Trust Two, and Grandchild's Trust Three. Warren A. Stephens is a trustee of each of these trusts. Also includes 52,272 shares owned by Stephens Inc. Custodian for Warren A. Stephens IRA and 94,089 shares beneficially owned by Coral Partners, of which Mr. Stephens is a general partner.

                 (3) Includes 151,204 shares beneficially owned by Bess C. Stephens Trust and 366,871 shares beneficially owned by Pamela Diane Stephens Trust One, of which Bess C. Stephens is a trustee.

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                     Page 19 of 22 Pages
----------------------                                    ---------------------


                 (4) Includes 151,204 shares beneficially owned by Bess C. Stephens Trust, of which Vernon J. Giss is a trustee.

                 (5) Includes 39,203 shares owned by each of Grandchild's Trust One UID 12/16/85, Grandchild's Trust Two UID 12/16/85 and Grandchild's Trust Three UID 12/89, 130,679 shares beneficially owned by Warren & Harriet Stephens Children's Trust UID 9/30/87, 492,289 shares beneficially owned by Jackson T. Stephens Grandchildren's Trust AAAA, and 30,000 shares owned by each of Susan Stephens Campbell 1995 Trust UID 12/4/95, Craig D. Campbell, Jr. 1995 Trust UID 12/4/95 and Elizabeth Chisum Campbell 1995 Trust UID 12/4/95. Mr. Jacoby is a trustee for each of these trusts. Also includes 52,272 shares beneficially owned by J & J Partners, 209,088 shares beneficially owned by Jacoby Enterprises, Inc., 143,748 shares beneficially owned by Coral Two Corporation, 23,522 shares owned by Delaware Charter Guarantee & Trust F/B/O Jon E.M. Jacoby Keogh, 94,089 shares beneficially owned by Coral Partners and 94,089 shares beneficially owned by Mr. Jacoby.

                 (6) Includes 304,362 shares beneficially owned by Elizabeth Ann Stephens Campbell Revocable Trust and 366,871 shares beneficially owned by Pamela Diane Stephens Trust One, of which Elizabeth Stephens Campbell is a trustee.

                 (7) Includes 364,363 shares beneficially owned by W. R. Stephens, Jr. Revocable Trust and 366,871 shares beneficially owned by Pamela Diane Stephens Trust One, of which Wilton R. Stephens, Jr. is a trustee. Also includes 30,000 shares owned by W.R. Stephens, Jr. Children's Trust UID 3/1/95, of which Wilton R. Stephens, Jr. is a trustee.

                 (8) Includes 52,272 shares beneficially owned by Bradbury Enterprises, of which Curtis F. Bradbury, Jr. is the controlling general partner and 104,544 shares beneficially owned by Mr. Bradbury.

                 (9) Includes 41,818 shares owned by Stephens Inc. Custodian for Douglas H. Martin IRA and 67,953 shares beneficially owned by Mr. Martin.

                 (10) Includes 366,871 shares owned by Pamela Diane Stephens Trust One, of which Pamela Diane Stephens is a trustee.


         (c) The following table discloses the beneficial ownership of common stock of Power-One by persons who may comprise a group with any of the persons who are parties to the voting trust agreement referenced in (a) above within the meaning of Rule 13-d(3) of the Exchange Act and who are not parties to that voting trust agreement. The persons listed below expressly disclaim membership in any group pursuant to Regulation 13D.

                                                                                                                      Percent of
                                                                                                 Number of Shares     Outstanding
         Name                                                                                                           Shares
         Stephens Inc.                                                                                    114,705         0.7
         Grandchild's Trust One                                                                            39,203         0.2
         Grandchild's Trust Two                                                                            39,203         0.2
         Grandchild's Trust Three                                                                          39,203         0.2
         K. Rick Turner                                                                                     5,226         0.0
         Stephens Inc. Custodian for K. Rick Turner IRA                                                     5,226         0.0
         C. Ray Gash                                                                                       26,135         0.2
         Robert L. Schulte                                                                                 13,067         0.1
         Michael B. Johnson                                                                                 5,226         0.0
         William S. Walker                                                                                  7,841         0.0
         Gordon D. Grender & Amanda F. Grender, JTWROS                                                     78,408         0.5
         Susan Stephens Campbell 1995 Trust                                                                30,000         0.2
         Craig D. Campbell, Jr. 1995 Trust                                                                 30,000         0.2
         Elizabeth Chisum Campbell 1995 Trust                                                              30,000         0.2
         W. R. Stephens, Jr. Children's Trust                                                              30,000         0.2

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                     Page 20 of 22 Pages
----------------------                                    ---------------------


         (d) Stephens Inc. is a market-maker for Power-One, and as such engages in purchases and sales of common stock of Power-One on a regular basis. On December 30, 1997, Stephens inc. beneficially owned 225,926 shares of Power-One common stock. Since that time, the number of shares of Power-One common stock beneficially owned by Stephens Inc. has been reduced by more than one percent of the outstanding common stock. As of June 5, 1998, Stephens Inc. beneficially owned 114,705 shares of Power-One common stock, for a net decrease of 111,221 shares.

         (e) Pursuant to Rule 13d-4, each of the Reporting Persons expressly declares that the filing of this Amendment No. 2 shall not be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Amendment No. 2.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         As previously described above, certain of the Reporting Persons and other persons affiliated with Stephens Group, Inc. are parties to a voting trust agreement. The trustee of the voting trust and the participants therein have filed concurrently herewith a separate Schedule 13D. The terms of the voting trust agreement are set forth in that filing and a copy of the voting trust agreement is attached as an exhibit thereto.

         On or about March 1, 1996, Warren A. Stephens Trust assigned the economic interest in 55,000 shares of Power- One common stock to third parties, but retained record ownership of such shares. Since the filing of the initial
Schedule 13D, the economic interests in a total of 4,500 of such shares have been reassigned to the Warren A. Stephens Trust.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         Amendments to Assignments of Economic Interest

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                     Page 21 of 22 Pages
----------------------                                    ---------------------


                                  SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 STEPHENS GROUP, INC.


                                 By:      /s/ Jackson T. Stephens
                                    ----------------------------------------
                                          Jackson T. Stephens
                                          Chairman of the Board of Directors


                                 STEPHENS INC.


                                 By:      /s/ Warren A. Stephens
                                    ----------------------------------------
                                             Warren A. Stephens
                                             President


                                          /s/ Jackson T. Stephens
                                 -------------------------------------------
                                 Jackson T. Stephens


                                          /s/ Warren A. Stephens
                                 -------------------------------------------
                                 Warren A. Stephens


                                          /s/ Bess C. Stephens
                                 -------------------------------------------
                                 Bess C. Stephens


                                          /s/ Vernon J. Giss
                                 -------------------------------------------
                                 Vernon J. Giss


                                          /s/ Jon E.M. Jacoby
                                 -------------------------------------------
                                 Jon E.M. Jacoby

----------------------                                    ---------------------
CUSIP No.  739308 10 4                                     Page 22 of 22 Pages
----------------------                                    ---------------------



                                          /s/ William Walker
                                 -------------------------------------------
                                 William Walker


                                          /s/ Curtis F. Bradbury, Jr.
                                 -------------------------------------------
                                 Curtis F. Bradbury, Jr.


                                          /s/ Douglas H. Martin
                                 -------------------------------------------
                                 Douglas H. Martin


                                          /s/ Elizabeth Stephens Campbell
                                 -------------------------------------------
                                 Elizabeth Stephens Campbell


                                          /s/ I. Ernest Butler, Jr.
                                 -------------------------------------------
                                 I. Ernest Butler, Jr.


                                          /s/ Wilton R. Stephens, Jr.
                                 -------------------------------------------
                                 Wilton R. Stephens, Jr.


                                          /s/ Pamela Diane Stephens
                                 -------------------------------------------
                                 Pamela Diane Stephens